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EXHIBIT 23.2

CONSENT OF KPMG LLP

Independent Auditors' Consent

The Board of Directors
Precision Optics Corporation, Inc.:

        We consent to the use of our report dated July 31, 2003, with respect to the consolidated balance sheets of Precision Optics Corporation, Inc. as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
May 11, 2004

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CONSENT OF KPMG LLP